EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Alamo Pharmaceuticals LLP	California

Xenerex Biosciences	California

Avanir Holding Company	California

Avanir Acquisition Corp.	Delaware